Exhibit 99.4

QUIPT HOME MEDICAL CORP.

NOTICE OF GRANT OF STOCK OPTION

Quipt Home Medical Corp. (the “Company”) has granted to the Participant an option (the “Option”) to purchase certain Common Shares pursuant to the Quipt Home Medical Corp. 2021 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Employee ID:

Date of Grant:

Number of Option Shares:	, subject to adjustment as provided by the Option Agreement.

Exercise Price:	[USD][CAD]$

Vesting Start Date:

Option Expiration Date:	The tenth anniversary of the Date of Grant

Tax Status of Option:	Stock Option. (Enter “Incentive” or “Nonstatutory.” If blank, this Option will be a Nonstatutory Stock Option.)

Vested Shares:	Except as provided in the Option Agreement and provided the Participant’s Service has not terminated prior to the applicable date, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date, as follows:

Vested Ratio
[♦] [♦]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Option Agreement and the Plan, both of which are made a part of this document. The Participant acknowledges that a copy of the Plan is available under the Company’s profile at www.sedar.com, and a copy of the Option Agreement and the prospectus for the plan are attached hereto. The Participant represents that the Participant has read and is familiar with the provisions of the Option Agreement and the Plan, and hereby accepts the Option subject to all of their terms and conditions. The Participant also acknowledges that the Participant is voluntarily participating in the Plan. The Participant further acknowledges and agrees that the Participant is responsible for obtaining his or her own tax, financial and legal advice relating to the Plan, this Grant Notice, the Option Agreement and the Options. All terms not otherwise defined in this Grant Notice shall have the meanings given to them under the Plan.

QUIPT HOME MEDICAL CORP.		PARTICIPANT

By:
	Hardik Mehta	Signature
Chief Financial Officer
Date

Address:	1019 Town Drive
	Wilder, Kentucky 41076	Address

ATTACHMENTS:	2021 Equity Incentive Plan, as amended to the Date of Grant; Stock Option Agreement, Exercise Notice and Plan Prospectus.